Exhibit 99.1

[FORM OF PROXY]
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY EASTERN VIRGINIA BANKSHARES, INC.

				For	Against	Abstain

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoint(s) F. Warren Haynie, Jr. and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. that the undersigned would be entitled to vote as of July 6, 2009, at the special meeting of shareholders to be held on August 20, 2009, at King William Ruritan Park, 15188 King William Road, King William, Virginia, at 10:00 A.M. or any adjournment thereof.

		1.	A proposal to approve and adopt the Agreement and Plan of Merger dated as of April 3, 2009, by and	☐	☐	☐
between Eastern Virginia Bankshares, Inc. and First Capital Bancorp, Inc. and the transactions contemplated thereby. The merger agreement provides that First Capital Bancorp, Inc. will merge with and into Eastern Virginia Bankshares, Inc. upon the terms and subject to the conditions set forth in the agreement, as more fully described in the accompanying joint proxy statement/prospectus.
				For	Against	Abstain
		2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation	☐	☐	☐
of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus.

		3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this Proxy, management has no knowledge of any matters to be presented for consideration at the Special Meeting other than those referred to above. If any other matter properly comes before the Special Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

		If you plan to attend the Special Meeting of Shareholders in person, please indicate here			è	☐

Please be sure to date and sign this proxy card in the box below.	Date	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Shareholder sign above	Co-holder (if any) sign above

é    Detach above card, sign, date and mail in postage paid envelope provided.     é

EASTERN VIRGINIA BANKSHARES, INC.

c/o Registrar and Transfer

10 Commerce Drive

Cranford, NJ 07016

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN

THE PROXY CARD USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Directions: From Rt. 360 turn East onto King William Road / Rt. 30 and travel 3.1 miles to King William Ruritan Park located on the right.

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